
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 FORM 8-A12B/A


                      AMENDMENT TO APPLICATION OR REPORT
                 FILED PURSUANT TO SECTION 12, 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                                  ROHR, INC.
              --------------------------------------------------
              (Exact name of registrant as specified in charter)




                              AMENDMENT NO. 2 TO

                      REGISTRATION STATEMENT ON FORM 8-A


        The Rights Agreement dated as of August 15, 1986,  by and between Rohr,
Inc., (formerly Rohr Industries, Inc.), a Delaware corporation (the "Company"), and The First National Bank of Chicago, as Rights Agent (the "Original
Agreement"), was amended and restated as of April 6, 1990,  (the "Amended
Agreement") in order (1) to provide for the distribution of the Rights upon (i) the acquisition by an Acquiring Person (as defined in the Amended Agreement) of 15% or more (as compared to 20% or more in the Original Agreement) of the Company's outstanding voting shares, or (ii) the public announcement of a tender offer for 15% or more (as compared to 30% or more in the Original Agreement) of the Company's outstanding voting shares and (2) to permit shareholders of the Company (excluding any Acquiring Person) to acquire shares of the Company (or of an acquiring company) at a discount upon the acquisition by an Acquiring Person of 15% or more (as compared to 40% or more in the Original Agreement) of the Company's outstanding voting shares.

        The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A dated August 15, 1986, as amended by the Amended Agreement, as of April 6, 1990, as set forth in the pages attached hereto:

Item 1. Description of Securities To Be Registered

     The Amended Agreement was amended by Amendment No. 1 thereto, dated
February 22, 1996, in order

(i) to provide an exception to the definition of "Acquiring Person" in Section
1(a) to wit: "J.P. Morgan & Co., Incorporated, for so long as the number of voting Shares Beneficially Owned by it does not exceed 3,899,156;"

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(ii) to add the following sentence at the end of Section 3(a):

     "Notwithstanding the foregoing, no Distribution Date shall be deemed to have occurred by reason of the public announcement (including the public announcement prior to the date hereof) that J. P. Morgan & Co., Incorporated, has acquired Beneficial Ownership of Voting Shares not exceeding 3,899,156 in number;"

(iii) to provide that the definition of "Final Expiration Date" in Section 7(b) shall be changed to August 25, 1999 (as compared to August 25, 1996, in the Amended Agreement); and

(iv) to add the following paragraph (c) at the end of Section 28:

     "(c) Prior to the Final Expiration Date, not less frequently than every three years, the Company shall provide for holders of Voting Shares to vote, on an advisory basis, on the question of whether the Final Expiration Date should be extended or whether the Agreement should be allowed to expire in accordance with its terms. Any such vote shall be nonbinding, shall be solely for consideration by the Board of Directors, and shall have no legal effect whatsoever."


Item 2.  Exhibits

      1. Amended and Restated Rights Agreement, dated as of April 6, 1990, by and between Rohr Inc., formerly Rohr Industries, Inc., and The First National
Bank of Chicago.

     2.  Amendment No. 1, dated February 22, 1996, to Amended and Restated
Rights Agreement, dated as of April 6, 1990, by and between Rohr, Inc., formerly
Rohr Industries, Inc., and The First National Bank of Chicago.


                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         ROHR, INC.


Date:  March 14, 1997
                                         By: /s/ WILLIAM BILLINGSLEA, JR.
                                            -----------------------------
                                            William Billingslea, Jr.
                                            Corporate Counsel
                                            and Assistant Secretary

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                                 EXHIBIT INDEX
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                                                      Sequentially
                                                      Numbered
Exhibit No.                                           Page
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1.   Amended and Restated Rights Agreement, dated         -
     as of April 6, 1990, by and between Rohr, Inc.,
     formerly Rohr Industries, Inc., and The First
     National Bank of Chicago, incorporated herein
     by reference to Item 7 on Form 8-K dated as of
     April 6, 1990.

2.   Amendment No. 1, dated February 22, 1996,          4-5
     to Amended and Restated Rights Agreement,
     dated as of  April 6, 1990,  by and between
     Rohr, Inc., formerly Rohr Industries, Inc.,
     and The First National Bank of Chicago.


___________________________________________________

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                                                                       EXHIBIT 2

                                  ROHR, INC.
                       (FORMERLY ROHR INDUSTRIES, INC.)

                                      and

                       THE FIRST NATIONAL BANK OF CHICAGO
                                  Rights Agent


                                AMENDMENT NO. 1
                                       to
                     AMENDED AND RESTATED RIGHTS AGREEMENT
                           Dated as of April 6, 1990

                               February 22, 1996


     The undersigned do hereby amend the Amended and Restated Rights Agreement dated as of April 6, 1990, by and between Rohr, Inc., formerly Rohr Industries, Inc., a Delaware Corporation, and The First National Bank of Chicago, a national banking association (the "Rights Agent"), as set forth herein. Capitalized terms used herein which are defined in the Agreement are intended to have the meanings set forth therein.

     1. The following exception (iii) shall be added to the definition of "Acquiring Person" in Section 1(a), at the end of the first sentence thereof:

               "(iii) J. P. Morgan & Co., Incorporated, for so long as the number of voting Shares Beneficially Owned by it does not exceed 3,899,156."

     2.  The following sentence shall be added at the end of Section 3(a):

               "Notwithstanding the foregoing, no Distribution Date shall be deemed to have occurred by reason of the public announcement (including the public announcement prior to the date hereof) that
               J. P. Morgan & Co., Incorporated, has acquired Beneficial Ownership of Voting Shares not exceeding 3,899,156 in number."

     3. The definition of "Final Expiration Date" in Section 7(b) shall be changed to August 25, 1999.

     4.  The following paragraph (c) shall be added at the end of Section 28:

          "(c) Prior to the Final Expiration Date, not less frequently than every three years, the Company shall provide for holders of Voting Shares to vote, on an advisory basis, on the question of whether the Final Expiration Date should

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          be extended or whether the Agreement should be allowed to expire in accordance with its terms. Any such vote shall be nonbinding, shall be solely for consideration by the Board of Directors, and shall have no legal effect whatsoever."


     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


ATTEST                                        ROHR, INC.
                                              (FORMERLY ROHR INDUSTRIES, INC.)


By:  /s/ WILLIAM BILLINGSLEA, JR.          By:    /s/ RICHARD W. MADSEN
     --------------------------------             ---------------------------
     Name:   William Billingslea, Jr.      Name:  Richard W. Madsen
     Title:  Corporate Counsel and         Title: Vice President, General
             Assistant Secretary                  Counsel and Secretary


ATTEST                                     THE FIRST NATIONAL BANK OF CHICAGO



By:  /s/ THOMAS A. FERRARI                 By:   /s/ KEVIN J. LAURITA
     --------------------------------            ----------------------------
     Name:  Thomas A. Ferrari              Name:  Kevin J. Laurita
     Title:  Vice President                Title:  Assistant Vice President



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